Nine Mile Software and FinFolio are pleased to announce Joint Venture Agreement

Nine Mile Software, Inc. (OTC BB: NMLE) and FinFolio are pleased to announce a Joint Venture between the two companies effective December 31st, 2008. The partnership between the two companies represents a major collaboration of software technologies. Nine Mile Software's TradeWarrior program will be integrated onto the FinFolio platform. It will be the first independent rebalancing program in the industry to be completely integrated with a Portfolio Management System.

From the user's perspective, this integration increases efficiency and accuracy, as it eliminates duplicate data entry into two separate databases. A free copy of TradeWarrior Express, will ship with each copy of FinFolio that is sold. FinFolio users will then have the option to upgrade to the paid-for versions of TradeWarrior, TradeWarrior Small Business and TradeWarrior Ultimate. In the near future, the Small Business and Ultimate versions will be available as a stand-alone program and will be available to advisors who are not using the FinFolio portfolio management system. "FinFolio is excited to have Nine Mile as a development partner." said FinFolio CEO, Matt Abar, "They have a deep understanding of the rebalancing segment and TradeWarrior is an impressive product. Their rebalancing plug-in is a great example of FinFolio's open platform and our commitment to integrating with other software vendors."In regards to the Joint Venture, Nine Mile Software's CEO Mr. Deru stated, "We are very excited to announce this Joint Venture Agreement with FinFolio. This collaboration marks what we believe to be a new paradigm in the way software companies integrate with each other in this industry, which has to this point been highly fragmented. We are highly confident in FinFolio's ability to develop superior software and be successful within this industry. We believe this partnership with FinFolio makes smart strategic sense and will ultimately reward our shareholders."

About Nine Mile Software, Inc:

Nine Mile Software (www.ninemilesoftware.com) was founded by former investment advisors and provides a practical real world approach to solving the rebalancing and trading needs that advisors face. Nine Mile Software trades on the OTC bulletin Board under ticker symbol "NMLE". Their flagship product, TradeWarrior is currently in development with their first release scheduled for 2009.

About FinFolio:

FinFolio (www.finfolio.com) is currently developing an open architecture portfolio accounting program designed for investment advisory and brokerage firms. FinFolio's founder, Matt Abar, has been creating software for advisors, brokers and planners for 15 years and has been successful in several technology ventures. Mr. Abar was the creator and CEO of Techfi, which established several milestones in the wealth management industry. Techfi developed the first commercially available client/server portfolio management software (Portfolio 2000), and the industry's first web-based portfolio management service bureau (AdvisorMart.com). First

Trust/FISERV and Morningstar were Techfi shareholders when the company was sold in 2002 to Advent Software for $23M.

Nine Mile Contact:	Damon Deru, 888-660-6568 x201

FinFolio Contact: Matt Abar, 720-206-0660 x.501